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                                                                   EXHIBIT 10(R)

                    NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

P.H. Glatfelter Company (the "Company") pays fees to each non employee director of the Company. Each non-employee director receives an annual retainer fee of $27,000 (two-thirds in shares of Glatfelter common stock and one-third in cash) and an additional $5,000 annual retainer if the non-employee director serves as chairperson of a committee of the board of directors. Each non-employee director will also receive $2,000 for attending the annual board retreat, $1,500 for each attended board meeting and $1,000 for each attended committee meeting. In addition, each non-employee director will receive an annual Restricted Stock Unit award valued at $15,500 that will vest ratably over a three-year period.